Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of June 15, 2022 (the “Effective Date”), by and between Teladoc Health, Inc. (the “Company”) and Michael Waters, an individual, residing at [           ] (the “Executive”).

1.Employment. During the period of Executive’s employment with the Company, the Company shall employ Executive, and Executive shall serve as Chief Operating Officer (“COO”).

2.Duties and Responsibilities of Executive.

(a)While employed by the Company, Executive shall devote substantially all of Executive’s business time and attention to the business of the Company or its Affiliates, as applicable, will act in the best interests of the Company and will perform with due care Executive’s duties and responsibilities.  Executive’s duties will include those normally incidental to the position of COO as well as such additional duties of an executive and managerial nature, consistent with his position as may be assigned to him by Jason Gorevic (Executive’s “Direct Report”) or such other person who may be designated to serve as Executive’s direct report by the Company from time to time.  It is anticipated that Executive’s duties will include, inter alia, redefining and evolving the operating model and ensuring Teladoc has the proper infrastructure, systems, people, and metrics, to enable Teladoc to successfully scale across sectors and geographies. While employed by the Company, Executive will not hold any type of outside employment, engage in any type of consulting or otherwise render services to or for any other person or business concern without the advance written consent of the Company; provided that Executive may manage personal investments and engage in charitable and civic activities, so long as such activities do not materially interfere with Executive’s obligations to the Company.

(b)Executive represents and covenants that, in the course of his employment herein, he shall not use or disclose any confidential or protected information belonging to any of Executive’s previous employers unless specifically allowed to do so under a written agreement.  The Company represents and covenants that, in the course of performing his duties hereunder, Executive shall not be required to disclose any confidential or protected information belonging to any of Executive’s previous employers.

3.Compensation. Any salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes, deductions and withholdings.

(a)While Executive is employed by the Company, the Company shall pay to Executive a base annualized salary of $470,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable on a not less than monthly basis. The Base Salary shall be subject to modification from time to time as determined by the Company in its discretion.

(b)Executive shall be eligible to receive an annual corporate bonus with a target amount equal to 75% of his then-applicable base salary.  Executive will be eligible to receive a guaranteed annual corporate bonus of 75% of his then-applicable base salary for 2022, provided Executive remains employed through December 31, 2022.  For 2023, Executive will be eligible to receive an annual corporate bonus with a target amount equal to 75%, with 37.5% of his then-applicable base salary guaranteed as an annual corporate bonus for 2023 and the remaining 37.5% subject to the sole discretion of the Company.  Beginning in 2024, Executive’s annual corporate bonuses (with a target amount equal to 75%), if any, will be paid at the Company’s sole discretion based on, inter alia, a consideration of the Company’s goals and an assessment of Executive’s individual performance.  Specifically, Executive’s bonuses are based on achievement of specified goals to be established by Executive’s Direct Report in consultation with the Executive.  No bonus will be paid unless Executive is actively employed in good standing through the last day of the year for which such bonus is payable.  The bonus, if any, will be payable no later than March 15th of the calendar year following the last day of the year for which the bonus is paid.

(c)Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Executive will also receive a new hire equity grant having a value, as of the date of grant, equal to $5,000,000 in the form of restricted stock units (“RSUs”). The RSU’s will vest in the following manner: 1/3 of the RSUs will vest on the first anniversary of the Effective Date, and the remaining 2/3 of the RSUs will vest in equal quarterly installments beginning on the 15-month anniversary of the Effective Date and ending on the 3-year anniversary of the Effective Date, subject to the Executive’s continued employment through each vesting date.

(d)Subject to the approval of the Compensation Committee of the Company’s Board of Directors, the Executive will also receive ongoing equity grants (estimated to be a target amount of $4,000,000, but may vary depending on, inter alia, achievement of certain established performance targets, etc.), 50% of which will be in the form of restricted stock units (“RSUs”) and 50% of which will be in the form of performance stock units (“PSUs”).  The RSUs will vest ratably on the 1-year, 2-year and 3-year anniversaries of the RSU grant date, and the PSUs will vest based on attainment of the established performance metrics, which will be described in the applicable award agreement.

(e)Executive shall also receive a sign-on bonus equal to $775,000 (the “Sign-On Bonus”), less applicable withholdings, payable on the Executive’s first pay date following the Effective Date.  Executive acknowledges that the payment of this sign-on bonus is an advance, and the sign-on bonus is only deemed earned upon the successful completion of two years of employment with the Company.  In the event the Executive resigns or leaves his employment with the Company or is terminated by the Company for Cause prior to the 2-year anniversary of the Effective Date, Executive shall be deemed to have earned the sign-on bonus on a pro-rata monthly basis (divided equally for 24 months from the Effective Date) at the successful conclusion of each month of Executive’s employment with the Company, and the Executive agrees to repay any portion of the sign-on bonus to the Company that are deemed unearned, as determined at the sole discretion of the Company.  Should there be any portion of the sign-on bonus deemed unearned that must be repaid to the Company by Executive, then he will be obligated to repay the net amount (i.e. minus applicable withholdings and deductions) of the unearned sign-on bonus to the Company.

4.Term of Employment.  Executive is expected to remain employed with the Company for a period of not less than two (2) years, subject to earlier termination as expressly permitted under the terms of this Agreement.  Specifically, and notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6.

5.Benefits.  Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following benefits while employed by the Company:

(a)Benefits.  Executive shall be invited to participate in the same benefit plans and fringe benefit policies in which other similarly situated Company employees are eligible to participate.  All such participation shall be subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

(b)Business Expenses.  Executive shall be entitled to reimbursement for business expenses under the same policies that apply to other similarly situated Company employees as determined by the Company from time to time; provided that, the Company agrees to pay the cost of the Executive’s cell phone and applicable data plan.

(c)Financial Planning Assistance.  The Company agrees to pay for the services of a wealth planner from AYCO financial services on behalf of the Executive, provided that the Company will pay no more than $18,000 per year toward the cost of such services.

6. Termination of Employment.

(a)Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment with the Company at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)commission of a crime, misdemeanor, or felony that has resulted, or the Company believes could be expected to result, in any economic or reputational injury to the Company;

(ii)dishonesty, incompetence, misconduct, any breach of fiduciary duty owed to the Company, or failure to perform duties or directives assigned by the Company;

(iii)material breach of this Agreement or any other agreement entered into between the Employee and the Company or any of its subsidiaries or affiliates, or any written Company policy;

(iv)conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute or  causes, or could reasonably be expected to cause, damage to the Company’s property, goodwill, reputation or business

(v)failure to comply with any applicable Company policy including, without limitation the Company’s policies prohibiting harassment, discrimination, or intimidation; or

(vi)failure to perform Executive’s duties; provided, however, that such duties are consistent with the provisions of Section 2(a) of this Agreement, and after notice of such failure by the Company and a failure of Executive to cure within (30) days of the notice.

(b)Company’s Right to Terminate for Convenience. Upon thirty (30) days’ advance written notice, the Company shall have the right to terminate Executive’s employment for convenience.

(c)Death or Disability. Upon the death or Disability of Executive, Executive’s employment with Company shall terminate with no further obligation under this Agreement of either party, or their successors in interest; provided that the Company shall pay to the estate of Executive any outstanding amounts due under this Agreement. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of his position, with reasonable accommodation, due to physical or mental illness or injury which continues for a period in excess of four (4) consecutive months.  The determination of a Disability will be made by the Company; provided that if the Executive disputes the determination, the matter shall be submitted to a qualified doctor mutually acceptable to the Company and the Executive for final determination, and the Executive shall submit to such examinations as the doctor shall reasonably request in order to enable the doctor to make the determination.  If requested by the Company, Executive shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(d)Executive’s Right to Terminate for Convenience.  Executive shall have the right to terminate his employment with the Company for convenience at any time upon thirty (30) days advance written notice to the Company.

(e)Effect of Termination.  In the event of Executive’s termination of employment for any reason, the Company shall pay Executive (1) all earned Base Salary through the date of termination, (2) any vested benefits to which Executive is entitled under the terms of a Company sponsored employee benefit plan as of the date of termination and (3) payment or reimbursement of business expenses Executive incurred prior to the date of termination under Section 4 above (collectively the “Accrued Obligations”).  The Accrued Obligations shall be paid to Executive in accordance with applicable law and shall be subject to applicable tax and withholding.

(f)Termination of Employment. All references in this Agreement to Executive’s termination of employment shall mean and be deemed to occur only if and when a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder has occurred.

7.Severance Plan.  Executive shall be eligible to participate in the Teladoc Health, Inc. Senior Leader Severance Plan (the “Severance Plan”), attached hereto as Exhibit A, and subject to all of the terms and conditions set forth therein, as such plan may be amended from time to time; provided, however, that the following modifications shall be applicable to the severance benefits provided for in Sections 2.1 and 2.2 of the Severance Plan (capitalized terms used in this Section 7 shall have the meanings set forth in the Severance Plan):

(a)Continuation of Base Salary under Section 2.1(a) of the Severance Plan shall be for a period of twelve (12) months;

(b)The amount payable under Section 2.1(b) of the Severance Plan shall be equal to one hundred percent (100%) of Executive’s target annual bonus for the year in which the Severance Date occurs;

(c)The CIC COBRA Severance Period for purposes of Section 2.1(d) shall be equal to twelve (12) months;

(d)For purposes of Section 2.2(a), continuation of Executive’s Base Salary shall be for a period of six (6) months;

(e)For purposes of Section 2.2(c), the reference to “Standard Severance Period” shall mean the six (6) month period of Executive’s period of Base Salary continuation; and

(f)In addition to other severance benefits provided for in Section 2.2, if Executive is eligible for such benefits consistent with the requirements of the Severance Plan, Executive shall be immediately vested in any equity based awards that are vested on the basis of continued employment only, to the extent such equity based awards would have become vested within the six (6) month period following Executive’s termination of employment, and shall be vested with respect to equity based awards that have performance based vesting conditions if the relevant performance based conditions are satisfied during the six (6) month period following Executive’s termination of employment.

8.Conflicts of Interest.  Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict.

9.Confidential Information.

(a)“Confidential Information” means information, or a compilation of information, in any form (tangible or intangible), related to the Company’s or any of the

Related Companies’ business and of value to it that Executive first acquires or gains access to as a consequence of Executive’s employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information includes, but is not limited to: the Company’s business plans, financial information and analysis, customer and prospective customer lists, employee lists, marketing  plans  and  strategies,  research  and  development  data, buying  practices, vendor lists, internal business methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and information about the business affairs of third parties (including, but not limited to, customers, licensors and suppliers) that such third parties provide to Company in confidence.  Due to its special value and utility as a compilation, a confidential compilation will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes will not cause the information to lose its protected status under this Agreement.

(b)During Executive’s employment and for so long thereafter as the information qualifies as “Confidential Information” under this Agreement, Executive shall not engage in any use or disclosure of Confidential Information that is not authorized by the Company and undertaken for the benefit of the Company, except as may be permitted under Section 12 (Protected Conduct) below.  These obligations do not prohibit Executive’s use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or Executive’s profession. Executive shall comply with all Company policies and directives concerning the use, storage, and transfer of Confidential Information.  Unless prohibited by law from doing so, Executive will notify the Company as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests.

10.Intellectual Property.

(a)Executive understands that Executive is being employed and paid to use all of Executive’s abilities, including creative and inventive skills, for the benefit of the Company.  Accordingly, Executive agrees that any inventions, improvements, discoveries, ideas, concepts, trademarks, service marks, trade names, copyright eligible works of authorship and mask works (hereinafter referred to collectively as “Intellectual Property”) that Executive develops, discovers, conceives or creates while employed with the Company or providing services to an Affiliate, alone or with others, during regular working hours or outside of them, that either: (i) relates to the business of the Company or the Affiliate or their actual or demonstrably anticipated research and development, (ii) is developed or discovered with the assistance of Confidential Information, tools, equipment, personnel or other resources of the Company or a Related Company, or (iii) is suggested by, related to, or result from any work performed by Executive for the Company or an Affiliate; will be deemed “Work Product.”   Executive hereby fully and finally assigns to the Company all right, title and interest in and to all of Executive’s Work Product.  Executive’s Work

Product will be the property of the Company from the date of conception, irrespective of when, how, or if it is ever reduced to tangible form or practice. Executive’s assignment of Work Product shall include assignment to the Affiliate where the interests of an Affiliate are involved as determined by the Company.  Notwithstanding the forgoing, nothing in this Agreement creates or requires assignment of an invention that cannot be assigned in an employment agreement under controlling law where controlling state law has such a limitation.

(b)All original works of authorship made by Executive, solely or jointly with others, while employed with the Company that relate to the Company’s line of business will be considered done within the scope of Executive’s employment and thus “work made for hire” under the Copyright Act of 1976 (17 U.S.C. § 101) and all comparable laws throughout the world.  All ownership and copyrights in this “work for hire” will belong exclusively to the Company or its designee, and to the extent any rights therein are not automatically conveyed to the Company they will be deemed assigned to the Company.  In this respect, the covered original works of authorship are also Work Product. Original works of authorship (Work Products) covered by the foregoing are understood to include, without limitation, all writings, source code, computer programs, algorithms, photos, images, drawings, branding concepts, and other work product of any nature whatsoever consisting of copyrightable subject matter.  Executive waives all claims Executive may now or hereafter have to rights of paternity, integrity, disclosure and withdrawal, artists’ rights, and any other rights that may be known as “moral rights” with respect to the above-referenced work made for hire, Work Product, and all derivative works thereof.

(c)Executive shall, during and after Executive’s employment with the Company, execute all documents, and will assist the Company in every reasonable and proper way, to obtain and enforce patents, trademark registrations, service mark registrations and copyrights for the Intellectual Property in any and all countries. The Company will pay the expenses for obtaining and enforcing these patents, trademark registrations, service mark registrations, and copyrights.  If Executive retains ownership of any item of Intellectual Property or copyright eligible work that is incorporated into a Company product or service (an item of “Incorporated IP”), Executive grants to the Company, a non-exclusive, fully-paid (royalty-free) and irrevocable worldwide license to incorporate into its products and services, reproduce, make derivative works of, sell, and otherwise use the Incorporated IP.

11.Non-Disparagement.  Executive shall not at any time, whether during or after employment with the Company, in any way undertake to disparage, demean, or cast in a false, misleading or negative light, the Company, its products, services, officers, directors, employees, agents, affiliates, vendors, or customers, or their successors, or in any other way publish negative statements about them or exhibit an attitude of hostility toward them; provided, however, that nothing herein will prohibit him from providing truthful testimony in a legal proceeding or prohibit conduct that is Protected Conduct under Section 12 below.

12.Protected Conduct.  Executive understands that nothing in this Agreement prohibits Executive from opposing or reporting to the relevant law-enforcement agency (such as the Securities and Exchange Commission) an event Executive reasonably and in good faith believes is a violation of law, requires notice to or approval from Company before doing so, or prohibits cooperating in an investigation conducted by such a government agency, nor does it prohibit disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Executive acknowledges notice that pursuant to the Defend Trade Secrets Act (DTSA): (1) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.  The foregoing will not be construed to invite, permit, or limit liability for otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company property.

13.Defense of Claims.  Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will reasonably cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action.  The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 13.  Reimbursement of expenses under this Section 13 shall be made no later than thirty (30) days after Executive submits all supporting documentation.  Executive is not permitted to receive a payment or benefit in lieu of or in exchange for reimbursement under this Section 13.  The amount of expenses eligible for reimbursement in one year will not affect the amount of expenses eligible for reimbursement in any other year.

14.Withholdings; Right of Offset.  The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling or (b) any deductions consented to in writing by Executive.

15.Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all exhibits or attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

16.Applicable Law; Submission to Jurisdiction.  This Agreement shall in all respects be governed and construed according to the laws of the State of California.  The parties hereby consent, recognize, and agree that should any resort to a court be necessary for any disputes related to Executive’s employment with the Company, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California.

17.Entire Agreement and Amendment.  This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both parties hereto.

18.Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

19.Assignment.  This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive.  The Company may assign this Agreement to any of its Affiliates and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

20.Affiliates.  For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, under common Control with the Company, or managed by the same executives as those who manage the day to day operations of the Company.  The term “Control,” including the correlative term “Controlled By” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity.  For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

21.Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(a)If to the Company, addressed to:

Adam Vandervoort

Chief Legal Officer

Teladoc Health, Inc.

2 Manhattanville Road, 2nd Floor

Purchase, New York 10577

(b)If to Executive, addressed to:

Michael Waters
[

]

22.Counterparts.  This Agreement may be executed in any number of counterparts, including by facsimile or e-mail .pdf, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

23.Deemed Resignations.  Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute: (i) an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company, as applicable, and (ii) an automatic resignation of Executive from the Board (if applicable), from the board of directors of any Affiliate of the Company (if applicable), and from the board of directors or any similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

24.Compliance with Code Section 409A.  The intent of the parties is that the payments and benefits under this Agreement be exempt from Code Section 409A, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be within the scope of available exemptions (including the “short-term deferral” exemption and the “separation pay” exemption found in Treasury Regulation Sections 1.409A-1(b)(4) and (9), respectively).  To the extent that any reimbursements under this Agreement are not exempt from Code Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Code Section 105(b), and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this Section 24 to the contrary, in no event shall the Company be deemed to have provided any representation or warranty regarding the tax treatment of any payments made to Executive by the Company and any taxes imposed on Executive in connection with such payments shall be the responsibility of Executive.

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

TELADOC HEALTH, INC.

/s/ Arnnon Geshuri
Arnnon Geshuri
Chief People Officer

EXECUTIVE

/s/ Michael Waters
Michael Waters